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                                                                    EXHIBIT 23.3


CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Logical Software Solutions Corporation:

We consent to the incorporation by reference herein of our report dated June 30, 1998, with respect to the balance sheet of Logical Software Solutions Corporation as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the June 30, 1998, current report on Form 8-K/A of INTERLINQ Software Corporation and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.

/S/KPMG LLP

Seattle, Washington
April 23, 1999